FOR IMMEDIATE RELEASE

SunPower Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpowercorp.com

Media
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpowercorp.com

SunPower Completes Accounting Investigation

SAN JOSE, Calif., -- March 18, 2010– SunPower Corp. (NASDAQ: SPWRA, SPWRB) today announced that its Audit Committee has completed an independent investigation into certain accounting and financial reporting matters in the company’s Philippines operations.  As a result of the findings identified in that investigation, and in additional reviews performed by the company, SunPower will restate its financial statements as of and for the year ended December 28, 2008, and financial data for each of the quarterly periods for the year then ended, as well as for the first three quarterly periods in the year ended January 3, 2010.  The company will include restated financial information for these periods in its Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

“We are pleased with the thoroughness of the Audit Committee’s investigation, and we are taking steps that will enable us to move forward with an even stronger financial foundation,” said Tom Werner, SunPower’s CEO.

Audit Committee Investigation & Restatement

On November 16, 2009, SunPower announced that its Audit Committee commenced an independent investigation into certain accounting and financial reporting matters at the company’s Philippines operations.  The Audit Committee retained independent counsel, forensic accountants and other experts to assist it in conducting the investigation.

As a result of the investigation, the Audit Committee concluded that certain unsubstantiated accounting entries were made at the direction of Philippines-based finance personnel in order to report results for manufacturing operations that would be consistent with internal expense projections. The entries generally resulted in an understatement of the company’s cost of goods sold. The Audit Committee concluded that the efforts were not directed at achieving the company’s overall financial results or financial analysts’ projections of the company’s financial results. The Audit Committee also determined that these accounting issues were confined to the accounting function in the Philippines. Finally, the Audit Committee concluded that executive management neither directed nor encouraged, nor was aware of, these activities and was not provided with accurate information concerning the unsubstantiated entries. In addition to the unsubstantiated entries, during the Audit Committee investigation various accounting errors were discovered by the investigation and by management. In connection with its investigation findings, the Audit Committee recommended various remedial measures to address certain personnel, organizational and internal control matters. The Board of Directors approved these recommendations, and the company has begun implementing those recommendations along with other measures identified by management.

Restatement

The adjustments to restate SunPower’s historical consolidated financial data as of and for the year ended December 28, 2008 and for the nine months ended September 27, 2009 are provided in a table format attached to this release.  Concurrently with this announcement, the company is separately announcing its fourth-quarter and year-end 2009 earnings.  The adjustments to restate the company’s historical consolidated financial data for the fourth quarter of fiscal 2008, the full fiscal year 2008, and each of the first three fiscal quarters of 2009 are provided in the earnings press release.  The cumulative impact to the restatement period and for the fourth-quarter 2009 totals approximately $33.2 million of additional pre-tax expense, or a reduction to net income of $16.9 million on a GAAP basis, over the entire period.  The restatement has no material impact on net assets for any period affected, excluding the Audit Committee’s investigation expenses of $3.6 million incurred during the fourth quarter 2009.  The restatement has no impact on the company’s net cash position or total cash flows for any period affected.  Nor will the restatement have a material impact on net assets for any period affected.

Please note that SunPower has posted supplemental information and slides related to its restatement on the Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpowercorp.com/events.cfm.

Identification of Control Deficiencies

As a result of issues identified during the investigation, as well as other issues separately identified by management, management has concluded that there was not an effective control environment in the Philippines operations. Further, management has concluded that the company did not maintain in the Philippines operations effective controls over inventory variance capitalization.

Management has concluded that these control deficiencies constituted material weaknesses in the company’s internal control over financial reporting.  Because of these material weaknesses in our Philippines operations, management has concluded that the company did not maintain an effective internal control over financial reporting or effective disclosure controls and procedures as of January 3, 2010.  Management’s report on internal control over financial reporting will be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

About SunPower

Founded in 1985, SunPower Corp. (Nasdaq: SPWRA, SPWRB) designs, manufactures and delivers the planet's most powerful solar technology broadly available today. Residential, business, government and utility customers rely on the company's experience and proven results to maximize return on investment. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe, Australia and Asia. For more information, visit www.sunpowercorp.com.

Fiscal Periods

The company reports on a fiscal-year basis and ends its quarters on the Sunday closest to the end of the applicable calendar quarter, except in a 53-week fiscal year, in which case the additional week falls into the fourth quarter of that fiscal year. Fiscal year 2009 consists of 53 weeks while fiscal year 2008 consists of 52 weeks.
#                      #           #
SunPower is a registered trademark of SunPower Corp. All other trademarks are the property of their respective owners.

	IMPACT OF THE ADJUSTMENTS (Unaudited)
	Year Ended December 28, 2008	Nine Months Ended September 27, 2009	Three Months Ended January 3, 2010	Total Adjustments
Investigation related adjustments	$(15,026)	$(12,414)	$4,513	$(22,927)
Errors identified during course of investigation	(2,813)	(7,485)	-	(10,298)
	(17,839)	(19,899)	4,513	(33,225)
Out-of-period adjustments	4,781	(2,853)	(1,928)	-
Total adjustments	(13,058)	(22,752)	2,585	(33,225)
Income tax effect of adjustments	3,399	15,037	(2,109)	16,327
Increase (decrease) in net income	$(9,659)	$(7,715)	$476	$(16,898)

Diluted net income per share of class A and class B common stock	$(0.11)	$(0.08)	$-	$(0.19)